Exhibit 99.1

Calgon Carbon Announces Fourth Quarter 2017 Results

Completes 2017 with solid fourth quarter sales and operating income; enters 2018 with positive momentum across legacy and New Business activities

Q4 2017 Financial Highlights

  Net sales increased 17.5% to $161.5 million, compared to $137.5 million in Q4 2016
    Legacy business net sales improved 8.1% to $135.5 million
    New Business net sales more than doubled to $26.0 million, reflecting both higher volumes and the inclusion of a full quarter of results in the current year fourth quarter
  Reports income from operations of $15.6 million, compared to a loss from operations of ($5.4) million in Q4 2016; fully diluted EPS of $0.19, versus a net loss per share of ($0.12) in Q4 2016
    Q4 2017 results include a $4.1 million (pre-tax) gain on sale of an idled UK plant and $1.3 million (pre-tax) of expenses related to the Company’s pending merger with Kuraray
    Q4 2016 results include $13.7 million (pre-tax) of acquisition1 and project-related costs

PITTSBURGH--(BUSINESS WIRE)--March 1, 2018--Calgon Carbon Corporation (NYSE: CCC) (Calgon Carbon or the Company) announced results for the 2017 fourth quarter that ended on December 31, 2017.

Net sales for the fourth quarter of 2017 were $161.5 million, an increase of $24.0 million, or 17.5%, compared to net sales of $137.5 million for the fourth quarter of 2016. Net sales of the New Business (the wood-based activated carbon, reactivation, and mineral-based filtration media business acquired in November 2016) increased $13.9 million to $26.0 million, compared to reported post-acquisition net sales of $12.1 million for the months of November and December of 2016. Calgon Carbon’s legacy business net sales increased $10.1 million, or 8.1%, from $125.4 million in last year’s fourth quarter. The increases in New Business and legacy business net sales include $1.3 million and $2.3 million, respectively, of net favorable foreign currency translation primarily due to a weaker U.S. dollar.

Income from operations for the fourth quarter of 2017 was $15.6 million, compared to a loss from operations of ($5.4) million for the fourth quarter of 2016. Net income for the fourth quarter of 2017 was $9.4 million, or $0.19 per fully diluted share. This compares to a net loss of ($5.9) million, or ($0.12) per fully diluted share, for the same period last year. Fourth quarter 2017 results include a $4.1 million (pre-tax) gain on sale of an idled UK plant and $1.3 million (pre-tax) of expenses related to the Company’s pending merger with Kuraray Co., Ltd. (Kuraray). Fourth quarter 2016 results include $13.7 million (pre-tax) of acquisition1 and project-related costs.

Note: Beginning January 1, 2017, the Company realigned its internal management reporting structure to incorporate the New Business into the Company’s previously existing legacy business and reorganized its reportable segments into: Activated Carbon, Alternative Materials, and Advanced Water Purification. The Company is reporting its 2017 fourth quarter and twelve months results using these reportable segments, and has restated reportable segment information for the comparable prior year periods to conform to the new structure.

For the fourth quarter of 2017, Activated Carbon segment net sales were $143.9 million, an increase of $18.2 million, or 14.5%, from $125.7 million of net sales reported for the same period a year ago. Net sales related to the New Business were $14.0 million in the fourth quarter of 2017, an increase of $7.6 million compared to the two months of New Business net sales reported in the fourth quarter of 2016. Net sales related to Calgon Carbon’s Activated Carbon segment legacy business were $129.9 million, an increase of $10.6 million, or 8.9%. The net favorable impact from currency translation contributed $0.7 million and $2.2 million to the increase in New Business and legacy business net sales, respectively. The remaining increase in legacy business net sales was primarily driven by higher potable water end market demand in North America and Europe, as well as increased food and beverage, environmental air and specialty end market demand in Asia.

Alternative Materials segment net sales in the fourth quarter of 2017 were $13.7 million, a $6.1 million increase compared to $7.6 million for the same period a year ago. The increase is primarily due to the current year fourth quarter including a complete quarter of New Business net sales of diatomaceous earth and perlite filtration media products, versus only two months in last year’s fourth quarter. The net favorable impact from currency translation contributed $0.7 million to the net sales increase, primarily related to sales of the New Business.

Net sales in the Advanced Water Purification segment decreased slightly to $3.9 million in the fourth quarter of 2017 compared to $4.1 million in the same period last year.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the fourth quarter of 2017 was 30.8%, comparable to the 31.0% reported for last year’s fourth quarter.

Depreciation and amortization expense was $11.4 million in the fourth quarter of 2017 compared to $10.8 million in last year’s fourth quarter. Current year fourth quarter depreciation and amortization expense includes a complete quarter of expenses from the acquired fixed assets and intangible assets of the New Business.

Selling, general and administrative (SG&A) expenses and research and development (R&D) expenses for the fourth quarter of 2017 totaled $26.9 million, or 16.7% of net sales, versus $37.3 million, or 27.1% of net sales, in last year’s fourth quarter. Current year SG&A and R&D expenses include costs of $1.3 million, or 0.8% of net sales, related to the pending merger with Kuraray. Fourth quarter 2016 SG&A and R&D expenses include $12.2 million, or 8.9% of net sales, related to acquisition1 and project-related costs.

Other operating income represents a $4.1 million pre-tax gain from the sale of an idled UK plant.

Interest expense - net for the fourth quarter of 2017 was $2.2 million compared to $1.2 million in last year’s fourth quarter. The increase was primarily due to a complete quarter of higher debt levels resulting primarily from the Company’s purchase of the New Business, as well as higher interest rates in the current year.

The effective income tax rate for the fourth quarter of 2017 was 25.9% compared to 33.5% in last year’s fourth quarter. The lower effective tax rate was primarily due to an increase in earnings in tax jurisdictions with tax rates lower than the 2017 U.S. statutory rate and non-taxable income. This was partially offset by $0.6 million of income tax expense related to the 2017 estimated impact of U.S. tax reform2.

Full Year 2017 Summary

Net sales for 2017 were $619.8 million compared to net sales of $514.2 million last year. The New Business contributed $104.0 million and $12.1 million to 2017 and 2016 net sales, respectively. Calgon Carbon’s legacy business net sales increased 2.7% to $515.8 million from $502.1 million in 2016.

The Company reported 2017 income from operations of $42.2 million versus $24.5 million in 2016. Net income for 2017 was $21.1 million versus $13.8 million last year. Earnings per common share on a fully diluted basis for 2017 were $0.42, as compared to $0.27 for 2016. Results for 2017 were negatively impacted by $2.4 million (pre-tax) of acquisition1 and project-related costs and $4.6 million (pre-tax) of expenses related to the pending merger with Kuraray, which were partially offset by a $4.1 million (pre-tax) gain on the sale of an idled UK plant. Results for 2016 were negatively impacted by acquisition1 and project-related costs of $17.2 million (pre-tax).

CEO Commentary

“A second consecutive quarter of solid operational and financial performance capped off a successful and eventful year for Calgon Carbon, providing us with positive momentum as we move into 2018,” said Randy Dearth, Calgon Carbon’s Chairman, President, and CEO.

“Despite being confronted with slow and challenging market conditions – particularly early in the year – our talented employees around the world were able to drive positive results and produce numerous achievements that will benefit Calgon Carbon going forward. These included:

  Completing the integration of the New Business and exceeding our $100 million sales target for the year. On top of that, we completed a de-bottlenecking project at the wood-based activated carbon manufacturing facility in France, and look forward to higher and more efficient sales volumes in 2018;
  Winning – and beginning to execute – a $13.2 million water treatment contract for the removal of the 1,2,3-TCP contaminant in California. This award exemplifies our ability to leverage the strength of our brand and high-quality solutions while establishing Calgon Carbon as a leader to meet the recent demand surge in the United States for the removal of emerging harmful contaminants from drinking water sources. As a result, our business unit focused on the North American municipal water end market achieved its highest level of annual sales since it was established in 2013; and,
  Executing a number of actions to improve our profitability and sharpen our focus going forward, including shedding previously idled assets in the UK and implementing business realignment strategies at several facilities globally.

“In addition, and most notably, we reached an agreement to merge with Kuraray of Japan, and we continue to target completing the merger in the first quarter of 2018. While accelerating value creation for our stockholders, the combination with Kuraray provides Calgon Carbon the opportunity to leverage the resources of a larger, stronger global company, which we expect will enhance our ability to meet the requirements of current and potential customers into the future,” concluded Mr. Dearth.

Pending Calgon Carbon / Kuraray Merger

On September 21, 2017, the Company entered into a definitive merger agreement under which the Japanese chemical manufacturer Kuraray agreed to acquire the Company, by way of a reverse triangular merger, following the consummation of which the Company would become a wholly owned subsidiary of Kuraray. At the time of the merger, each issued and outstanding share of the Company’s common stock will be automatically converted into the right to receive $21.50 in cash.

On October 16, 2017 the U.S. Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and on October 25, 2017, clearance was received from the German Federal Cartel Office. On December 28, 2017, the Company’s stockholders voted to approve the merger. Closing the transaction remains subject to other customary closing conditions, as well as approval by the Committee on Foreign Investment in the United States (CFIUS). On January 19, 2018, at the conclusion of the initial review period, CFIUS notified Calgon Carbon and Kuraray (the parties) that it initiated an additional 45 calendar day investigation period, which will conclude no later than March 5, 2018. The parties continue to target the first quarter of 2018 for the closing of the merger.

In light of the pending merger, the Company will not be conducting an investor conference call in conjunction with today’s release of its fourth quarter financial results, and will not be providing financial guidance for future periods.

1 “Acquisition” refers to the Company’s acquisition of the New Business.

2 The provisional estimate of the impact of U.S. tax reform recorded in the fourth quarter of 2017 is based on the Company's initial analysis of the Tax Cuts and Jobs Act and may be adjusted in future periods due to, among other things, additional analysis performed by the Company and additional guidance that may be issued by the U.S. Department of the Treasury.

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products – in granular, powdered, pelletized and cloth form – for more than 700 distinct applications.

With the 2016 acquisition of complementary wood-based activated carbon and filtration media capabilities located in Europe, Calgon Carbon is an even more global and diverse industry leader in activated carbon, reactivation, and filtration media in the form of diatomaceous earth and perlites.

Headquartered in Pittsburgh, Pennsylvania, the Company employs approximately 1,300 people and operates 20 manufacturing, reactivation, innovation and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron.

For more information about Calgon Carbon’s leading activated carbon, filtration media, and ultraviolet light technology solutions, visit www.calgoncarbon.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This communication contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Calgon Carbon, its management or the proposed merger between Calgon Carbon and Kuraray, involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Calgon Carbon does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results, and other legal, regulatory and economic developments. Statements that use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including: the failure to obtain governmental approvals of the merger on the proposed terms and schedule, and any conditions imposed on Calgon Carbon, Kuraray or the combined company in connection with consummation of the merger; the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; restrictions imposed by outstanding indebtedness; worldwide and regional economic, business, and political conditions; changes in customer demand and requirements; business cycles and other industry conditions; the timing of new services or facilities; the ability to compete with others in the industries in which Calgon Carbon operates; the effects of compliance with laws; fluctuations in the value of currencies and of interest rates in major areas where operations are located; matters relating to operating facilities; the effect and costs of claims (known or unknown) relating to litigation and environmental remediation; the ability to develop and further enhance technology and proprietary know-how; the ability to attract and retain key personnel; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; changes in the economic climate in the markets in which Calgon Carbon owns and operates its businesses; the overall level of economic activity; the availability of consumer credit and mortgage financing, unemployment rates and other factors; Calgon Carbon’s ability to successfully integrate the New Business and achieve the expected results of the acquisition, including any expected synergies and the expected future accretion to earnings; changes in, or delays in the implementation of, regulations that cause a market for Calgon Carbon’s products; Calgon Carbon’s ability to successfully type approve or qualify its products to meet customer and end market requirements; changes in competitor prices for products similar to Calgon Carbon’s; higher energy and raw material costs; costs of imports and related tariffs; unfavorable weather conditions and changes in market prices of natural gas relative to prices of coal; changes in corporate income and cross-border tax policies and laws of the United States and other countries, and the Company’s estimates of the impacts of such policies and laws; labor relations; the availability of capital and environmental requirements as they relate to Calgon Carbon’s operations and to those of Calgon Carbon’s customers; borrowing restrictions; the validity of and licensing restrictions on the use of patents, trademarks and other intellectual property; pension costs; the results of litigation involving Calgon Carbon, including any litigation in connection with the proposed merger; information security breaches and other disruptions that could compromise Calgon Carbon’s information and expose Calgon Carbon to business interruption, increased costs, liability and reputational damage; and additional risks associated with the conduct of Calgon Carbon’s business, such as failure to achieve expected results and the risks described from time to time in Calgon Carbon’s reports filed with the SEC, including its most recently filed annual report on Form 10-K.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net sales	$161,549	$137,480	$619,811	$514,246

Cost of products sold (excluding depreciation and amortization)	111,777	94,846	430,896	346,398

Depreciation and amortization	11,417	10,752	46,667	38,070

Selling, general and administrative expenses	25,755	35,920	98,806	99,815

Research and development expenses	1,169	1,367	5,416	5,441

Other operating income	(4,148)	-	(4,148)	-

	145,970	142,885	577,637	489,724

Income (loss) from operations	15,579	(5,405)	42,174	24,522

Interest expense - net	(2,198)	(1,222)	(7,793)	(2,286)

Other income (expense) - net	(744)	(1,608)	(818)	(2,163)

Income (loss) before income tax provision	12,637	(8,235)	33,563	20,073

Income tax provision	3,275	(2,293)	12,462	6,276

Net income (loss)	9,362	(5,942)	21,101	13,797

Other comprehensive income (loss), net of tax	5,687	(12,976)	27,958	(11,969)

Comprehensive income (loss)	$15,049	$(18,918)	$49,059	$1,828

Net income (loss) per common share
Basic	$0.19	$(0.12)	$0.42	$0.27
Diluted	$0.19	$(0.12)	$0.42	$0.27

Dividends per common share	$0.05	$0.05	$0.20	$0.20

Weighted average shares outstanding (thousands)
Basic	50,508	50,255	50,470	50,259
Diluted	50,561	51,081	50,546	51,023

Calgon Carbon Corporation
Segment Data
(Dollars in thousands)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Segment Sales

Activated Carbon	$143,952	$125,738	$547,000	$476,771
Alternative Materials	13,687	7,593	56,393	14,404
Advanced Water Purification	3,910	4,149	16,418	23,071

Net sales	$161,549	$137,480	$619,811	$514,246

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Segment Operating Income (Loss)

Activated Carbon	$14,030	$1,031	$47,052	$32,968
Alternative Materials	(99)	(4,190)	403	(3,201)
Advanced Water Purification	(1,167)	(2,246)	(4,788)	(5,245)

Segment operating income (loss)	$12,764	$(5,405)	$42,667	$24,522

Note: Beginning January 1, 2017, in conjunction with the acquisition of the New Business, the Company realigned its internal management reporting structure to incorporate the New Business into its previously existing business, and reorganized its reportable segments. Prior year amounts have been reclassified to conform to the current year presentation.

Activated Carbon segment operating income for the twelve months ended December 31, 2017 includes acquisition and project-related expenses of $1,346. Alternative Materials segment operating income for the twelve months ended December 31, 2017 includes acquisition and project-related expenses of $1,082.

Activated Carbon segment operating income for the quarter and twelve months ended December 31, 2016 includes acquisition and project-related expenses of $9,572 and $13,064, respectively. Alternative Materials segment operating income for both the quarter and twelve months ended December 31, 2016 includes acquisition and project-related expenses of $4,142.

Merger related expenses of $1,333 and $4,641 for the quarter and year ended December 31, 2017, respectively, for investment banking, legal, accounting, and other professional fees related to the Company's pending merger with Kuraray are excluded from segment operating income.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2017	2016

Assets

Current assets:

Cash and cash equivalents	$42,328	$37,984

Receivables	133,465	108,056

Inventories	121,647	125,115

Other current assets	23,755	20,435

Total current assets	321,195	291,590

Property, plant and equipment, net	399,510	366,442

Other assets	133,879	117,186

Total assets	$854,584	$775,218

Liabilities and Stockholders' Equity

Current liabilities:

Current portion of long-term debt	$5,000	$5,000

Other current liabilities	119,759	95,655

Total current liabilities	124,759	100,655

Long-term debt	228,500	220,000

Other liabilities	76,904	73,420

Total liabilities	430,163	394,075

Total stockholders' equity	424,421	381,143

Total liabilities and stockholders' equity	$854,584	$775,218

CONTACT:
Calgon Carbon Corporation
Dan Crookshank, 412-787-6795
www.calgoncarbon.com